Exhibit 99.1
Customers Bancorp SM
1015 Penn Avenue
Wyomissing, PA 19610
Contacts:
Jay Sidhu, Chairman & CEO 610-935-8693
Richard Ehst, President & COO 610-917-3263
Investor Contact:
James D. Hogan, CFO 484-359-7113

CUSTOMERS BANCORP ANNOUNCES PRICING
AND INCREASE IN SIZE OF COMMON STOCK OFFERING

Wyomissing, PA – May 15, 2013 – Customers Bancorp, Inc. (Nasdaq: CUBI), parent company for Customers Bank, today announced the pricing of its previously announced underwritten public offering of 5,373,134 shares of its voting common stock at a price to the public of $16.75 per share.  FBR Capital Markets & Co. is acting as the sole book-running manager for the offering and Sterne, Agee & Leach, Inc. and Boenning & Scattergood, Inc. are acting as co-managers for the offering.  The $90 million offering represents an increase of $15 million from the planned $75 million offering previously announced by the Company.  The shares of voting common stock are scheduled to begin trading on the Nasdaq Global Select Market on May 16, 2013 under the symbol “CUBI”.  Customers has granted the underwriters a 30-day option to purchase up to an additional 805,970 shares of voting common stock, solely to cover over-allotments, if any.

Net proceeds from the sale of the shares after underwriting discounts and estimated offering expenses are expected to be approximately $84,925,000.  If the underwriters exercise their over-allotment option in full, net proceeds from the offering will be approximately $97,750,000.  Customers intends to use the net proceeds from the offering to fund organic growth, and for working capital and other general corporate purposes.  Customers may also use a portion of the net proceeds to pursue acquisitions in its current and prospective markets.  The offering is expected to close on May 21, 2013, subject to customary closing conditions.

Customers also announced today that, effective May 16, 2013, its voting common stock will begin trading on the Nasdaq Global Select Market under the symbol “CUBI”.

A shelf registration statement relating to the public offering of the shares of voting common stock was filed previously with the Securities and Exchange Commission (“SEC”) and is effective.  A preliminary prospectus supplement related to the offering has been filed with the SEC and is available on the SEC’s website located at www.sec.gov and a final prospectus supplement will be filed with the SEC and will be available on the SEC’s website once filed.  The offering may be made only by means of a prospectus and a related prospectus supplement, copies of which may be obtained, when available, from FBR Capital Markets & Co., Prospectus Department, 1001 19th Street North, Arlington, VA 22209, (703) 312-9726 or prospectuses@fbr.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities of Customers, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Customers Bancorp, Inc. and Customers Bank

Customers Bancorp, Inc., based in Wyomissing, Pennsylvania, is a bank holding company for  Customers Bank.  Customers Bank is a state-chartered, full-service bank headquartered in Phoenixville, Pennsylvania. Customers Bank is a member of the Federal Reserve System and is insured by the Federal Deposit Insurance Corporation. With assets of approximately $3.5 billion at March 31, 2013, Customers Bank provides a full range of banking services to small and medium-sized businesses, professionals, individuals and families through branch and office locations in Pennsylvania, New York, New Jersey, Rhode Island and Massachusetts.  Customers Bank is focused on serving its targeted markets with a growth strategy that includes strategically placed branches throughout its market area and continually expanding its portfolio of loans to small businesses, multi-family projects, mortgage companies and consumers.

 “Safe Harbor” Statement

In addition to historical information, this press release may contain “forward-looking statements” which are made in good faith by Customers Bancorp, Inc., pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements with respect to Customers Bancorp, Inc.’s strategies, goals, beliefs, expectations, estimates, intentions, capital raising efforts, financial condition and results of operations, future performance and business. Statements preceded by, followed by or that include the words “may,” “could,” “should,” “pro forma,” “looking forward,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” or similar expressions generally indicate a forward-looking statement. These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which, in whole or in part, are beyond Customers Bancorp, Inc.’s control). Numerous competitive, economic, regulatory, legal and technological factors, among others, could cause Customers Bancorp, Inc.’s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements. Customers Bancorp, Inc. cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact of any future events. All forward-looking statements and information set forth herein are based on management's current beliefs and assumptions as of the date hereof and speak only as of the date they are made. For a more complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review Customers Bancorp, Inc.’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K, as amended, as well as any changes in risk factors that may be identified in its quarterly or other reports filed with the SEC. Customers Bancorp, Inc. does not undertake to update any forward looking statement whether written or oral, that may be made from time to time by Customers Bancorp, Inc. or by or on behalf of Customers Bank.